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                                                                   EXHIBIT 18.1


Tower Automotive, Inc.
5211 Cascade Road S.E., Suite 300
Grand Rapids, Michigan 49546

November 26, 2001

Gentlemen/Ladies:

Re: Form 10-K Report for the year ended December 31, 2000

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

During the year ended December 31, 2000, the Company changed its method of applying Statement of Financial Accounting Standard (SFAS) 87, "Employers' Accounting for Pensions" so that the fair value of its pension plans accumulated benefit obligation and the fair value of the plan assets are measured as of September 30, within 90 days of year end as permitted under paragraph 52 of SFAS 87. Previously, such amounts were measured as of December 31 of each year. According to the management of the Company, this change was made to enable the Company have the actuary's valuation prepared prior to preparing the year end financial statements which enables the Company to disclose the valuation based upon the actuarial assessment rather than an estimate of the fair value.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,

/s/ Arthur Andersen LLP